Exhibit 99.1

New York Community Bancorp, Inc. Reports First Quarter 2012 Diluted Non-GAAP Cash Earnings Per Share of $0.29, (1) Diluted Non-GAAP Operating Earnings Per Share of $0.27, (2) and Diluted GAAP Earnings Per Share of $0.27

Board of Directors Declares 33rd Consecutive Quarterly Cash Dividend of $0.25 per Share

1st Quarter 2012 Highlights

Strong Profitability Measures:

  GAAP earnings generated a 1.24% return on average tangible assets and a 15.95% return on average tangible stockholders' equity. (3)

Steady Improvement in Asset Quality:

  Net charge-offs represented 0.05% of average loans in 1Q 2012, an improvement from 0.07% and 0.14%, respectively, in the trailing and year-earlier three months.
  Non-performing non-covered loans represented 1.01% of total loans at 3/31/2012, an improvement from 1.11% and 2.19%, respectively, at December 31, and March 31, 2011.
  Loans 30 to 89 days past due fell $50.8 million, or 45.5%, linked-quarter, to $60.9 million at 3/31/2012.

Significant Loan Growth:

  Non-covered loans held for investment rose $1.0 billion linked-quarter, to $26.6 billion at 3/31/2012.

Solid Loan Production:

  Loan originations totaled $4.6 billion in 1Q 2012, including $2.1 billion of loans held for investment and $2.5 billion of loans held for sale.

Increased Mortgage Banking Activity:

  Mortgage banking activity generated income of $35.2 million in 1Q 2012, up 42.4% linked-quarter and 76.4% year-over-year.

Continued Efficiency:

  The efficiency ratio was 41.39% in 1Q 2012.(4)

Strong Capital:

  Tangible stockholders' equity represented 7.79% of tangible assets at 3/31/2012, excluding accumulated other comprehensive loss, net of tax ("AOCL"). (3)

WESTBURY, N.Y.--(BUSINESS WIRE)--April 18, 2012--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $118.3 million, or $0.27 per diluted share, for the three months ended March 31, 2012, generating a 1.24% return on average tangible assets and a 15.95% return on average tangible stockholders' equity. (3)

The Company also reported non-GAAP operating earnings ("operating earnings") of $117.8 million, or $0.27 per diluted share, for the current first quarter, and non-GAAP cash earnings ("cash earnings") of $128.1 million, or $0.29 per diluted share. The Company’s first quarter 2012 cash earnings contributed $9.9 million more to tangible stockholders’ equity than its first quarter 2012 GAAP earnings alone. (1)(2)(3)

Commenting on the Company's results, President and Chief Executive Officer Joseph R. Ficalora stated, “We are very pleased with the strength of our first quarter performance, and by the degree to which it validates our business model. Notwithstanding the pressure of a decline in yields on our interest-earning assets, we generated GAAP and operating earnings of $0.27 per diluted share in the quarter, consistent with our earnings in the fourth quarter of 2011 and, on an operating basis, with the earnings we produced in the first quarter of last year.

“The strength of our earnings was attributable to a number of meaningful factors, including a $1.0 billion increase in loans held for investment over the course of the quarter; an across-the-board improvement in our measures of asset quality; a solid level of loans produced, both for sale and for investment; and a significant increase in income from mortgage banking activity.

“The increase in held-for-investment loans was fueled by multi-family and commercial real estate loan production. Capitalizing on our relationships, and our capacity to lend in these markets, we originated $1.1 billion of multi-family loans in the first quarter, in addition to originating $976.3 million of CRE loans.

“The first quarter of 2012 was also the sixth consecutive quarter reflecting improvements in the quality of our assets. On a linked-quarter basis and year-over-year, we significantly reduced our balances of non-performing non-covered loans and non-covered assets, as well as our net charge-offs and our balance of loans 30 to 89 days past due. At March 31st, non-performing non-covered assets represented 0.85% of total assets, and non-performing non-covered loans represented 1.01% of total loans. In addition, loans 30 to 89 days past due were cut nearly in half over the course of the quarter, to $60.9 million, and our net charge-offs declined 29.7% during this time, to $15.5 million.

“In addition to the high volume of loans we produced for investment, we originated $2.5 billion of one-to-four family loans for sale. All told, mortgage banking activity generated income of $35.2 million in the current first quarter, exceeding the amounts produced in the trailing and year-earlier quarters by $10.5 million and $15.2 million, respectively.”

Board of Directors Declares $0.25 per Share Dividend, Payable on May 17th

“Reflecting the continued strength of our earnings and our capital position, the Board of Directors last night declared our 33rd consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on May 17th to shareholders of record at the close of business on May 7, 2012,” Mr. Ficalora said.

Balance Sheet Summary

Assets

Total assets rose $1.0 billion from the balance at December 31, 2011 to $43.0 billion at March 31, 2012.

Loans

Loans, net, rose $385.5 million from the balance at December 31, 2011 to $30.5 billion at March 31, 2012. While the balance of non-covered loans held for investment rose $1.0 billion over the course of the quarter, the increase was tempered by respective linked-quarter reductions of $532.6 million and $109.2 million in the balances of non-covered loans held for sale and covered loans.

Non-Covered Loans Held for Investment

At March 31, 2012, loans held for investment totaled $26.6 billion, representing a $1.0 billion, or 4.0%, increase from the balance at December 31st. The increase was driven by a $336.5 million rise in multi-family loans to $17.8 billion, representing 66.9% of total loans held for investment, and a $721.8 million rise in commercial real estate ("CRE") loans to $7.6 billion, representing 28.5%. At March 31, 2012, the average multi-family loan had a principal balance of $4.1 million and the average CRE loan had a principal balance of $4.3 million. The expected weighted average lives of the portfolios were 2.9 years and 3.1 years, respectively, at that date.

Originations of held-for-investment loans totaled $2.1 billion in the current first quarter, reflecting a $216.9 million decrease from the trailing-quarter volume and a $269.5 million increase from the volume in the first quarter of last year. Multi-family loans represented $1.1 billion of the loans produced in the current first quarter, down $552.1 million from the trailing-quarter volume and comparable to the volume produced in the first quarter of last year.

CRE loans represented $916.3 million of held-for-investment loans produced in the current first quarter, a $403.2 million increase from the trailing-quarter volume and a $402.6 million increase from the volume produced in the first quarter of last year.

Acquisition, development, and construction ("ADC") loans represented $441.6 million, or 1.7%, of held-for-investment loans at the close of the current first quarter, and accounted for $36.6 million of held-for-investment loans produced in the first three months of this year. Commercial and industrial ("C&I") loans represented $126.2 million, or 5.9%, of the first quarter's held-for-investment loan production and represented $594.1 million, or 90.7%, of the Company's portfolio of other loans. One-to-four family loans, meanwhile, totaled $116.4 million at the end of the quarter, representing less than one-half of one percent of total held-for-investment loans.

Non-Covered Loans Held for Sale

The portfolio of loans held for sale largely consists of one-to-four family loans that are originated throughout the country by the Company’s mortgage banking operation, primarily for sale to government-sponsored enterprises ("GSEs").

Originations of loans held for sale totaled $2.5 billion in the current first quarter, reflecting a linked-quarter decrease of $237.3 million and a $986.2 million increase year-over-year. The year-over-year increase reflects the decline in residential mortgage interest rates over the past four quarters, which led to an increase in refinancing activity. Although the balance of loans held for sale declined $532.6 million to $504.4 million at the end of the current first quarter, the average balance during the quarter was $844.3 million, as compared to $1.0 billion in the fourth quarter of last year.

Covered Loans

Primarily reflecting repayments, covered loans declined $109.2 million from the balance at December 31, 2011 to $3.6 billion at March 31, 2012. All of our covered loans were acquired in FDIC-assisted acquisitions and are covered by loss sharing agreements with the FDIC.

Pipeline

The current loan pipeline is approximately $3.5 billion, including loans held for investment of approximately $1.6 billion and one-to-four family loans held for sale of approximately $1.9 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company’s asset quality improved for the sixth consecutive quarter, as non-performing non-covered loans declined $19.7 million, or 6.0%, from the December 31st balance and $310.7 million, or 50.4%, from the balance at March 31, 2011. Non-performing non-covered loans represented $306.1 million, or 1.01%, of total loans at the end of the current first quarter, reflecting respective improvements of 10 and 118 basis points.

Non-performing assets also improved at the end of the current first quarter from the balances recorded at December 31, and March 31, 2011. Reflecting the improvement in non-performing loans and a $23.7 million reduction in OREO to $60.9 million, non-performing assets represented $367.0 million, or 0.85%, of total assets at March 31, 2012, as compared to $410.4 million, or 0.98%, at December 31st. At March 31, 2011, non-performing assets represented $648.9 million, or 1.58%, of total assets, including OREO of $32.1 million.

The following table provides a summary of the Company's non-performing non-covered assets at the respective period ends:

	March 31,	December 31,	March 31,
(dollars in thousands)	2012	2011	2011
Non-accrual non-covered mortgage loans:
Multi-family	$188,778	$205,064	$388,352
Commercial real estate	63,347	68,032	106,915
Acquisition, development, and construction	36,599	29,886	85,626
One-to-four family	9,851	11,907	16,625
Total non-accrual non-covered mortgage loans	298,575	314,889	597,518
Other non-accrual non-covered loans	7,549	10,926	19,286
Total non-performing non-covered loans	$306,124	$325,815	$616,804
Other real estate owned	60,890	84,567	32,057
Total non-performing non-covered assets	$367,014	$410,382	$648,861

Non-performing non-covered loans to total loans	1.01%	1.11%	2.19%
Non-performing non-covered assets to total assets	0.85%	0.98%	1.58%

In addition, loans 30 to 89 days past due declined $50.8 million, or 45.5%, on a linked-quarter basis to $60.9 million, contributing to a $94.1 million, or 18.0%, reduction in total delinquencies at March 31st.

Net charge-offs also declined in the current first quarter on both a linked-quarter basis and year-over-year. In the three months ended March 31, 2012, net charge-offs totaled $15.5 million, reflecting a $6.6 million, or 29.7%, decrease from the trailing quarter level and a $23.1 million, or 59.8%, decrease from the year-earlier amount. As a result, net charge-offs represented 0.05% of average loans in the current first quarter, an improvement from 0.07% and 0.14%, respectively, in the prior periods.

At March 31, 2012, the allowance for losses on non-covered loans totaled $136.8 million, as compared to $137.3 million and $146.3 million, respectively, at December 31, and March 31, 2011. Nonetheless, the ratio of the allowance for losses on non-covered loans to non-performing non-covered loans rose 254 basis points linked-quarter and 2,096 basis points year-over-year, to 44.68% at March 31, 2012.

Securities

Securities rose $337.3 million linked-quarter to $4.9 billion and represented 11.3% of total assets at March 31, 2012. GSE securities represented 94.1% of the March 31st total and 100% of the securities purchased during the three months ended at that date. While securities held to maturity rose $489.2 million, to $4.3 billion, over the course of the quarter, the growth of the securities portfolio was somewhat tempered by a $151.9 million decline in the balance of securities available for sale to $572.7 million.

Funding Sources

Reflecting growth in all four deposit categories, total deposits rose $666.7 million over the course of the quarter to $22.9 billion at March 31, 2012. Core deposits accounted for the bulk of the increase, as NOW and money market accounts rose $118.4 million to $8.9 billion; savings accounts rose $100.2 million to $4.1 billion; and non-interest-bearing accounts rose $321.6 million to $2.5 billion. Certificates of deposit ("CDs"), meanwhile, rose $126.6 million to $7.5 billion at March 31, 2012.

Borrowed funds, which largely consist of wholesale borrowings, rose $315.7 million to $14.3 billion over the three-month period.

On March 30, 2012, the Company announced the signing of an agreement between its savings bank subsidiary, New York Community Bank (the "Community Bank"), and Aurora Bank FSB (“Aurora”). The agreement calls for the Community Bank to assume approximately $2.3 billion of FDIC-insured deposits from Aurora; the deposits consist primarily of short-term CDs. The transaction is expected to close in the current second quarter, pending the approval of the FDIC. At the time of closing, Aurora will pay $24.0 million to the Community Bank for assuming its deposits.

Stockholders’ Equity

At March 31, 2012, stockholders’ equity totaled $5.6 billion, representing 12.97% of total assets and a book value per share of $12.71. The March 31st balance was modestly higher than the balance at December 31, 2011, which represented 13.24% of total assets and a book value of $12.73 per share.

Tangible stockholders’ equity rose $19.4 million linked-quarter, to $3.1 billion, representing 7.64% of tangible assets and a tangible book value of $7.05 per share. Excluding AOCL, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 7.79% at March 31, 2012. (3)

The Company’s subsidiary banks also reported solid levels of capital at the end of March, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At March 31, 2012, New York Community Bank and New York Commercial Bank had respective Tier 1 leverage capital ratios of 8.47% and 13.35%, exceeding the minimum required for “well capitalized” classification by 347 and 835 basis points, respectively.

Earnings Summary for the Three Months Ended March 31, 2012

The Company generated GAAP earnings of $118.3 million, or $0.27 per diluted share, in the current first quarter, as compared to $117.7 million, or $0.27 per diluted share, in the trailing quarter and $123.2 million, or $0.28 per diluted share, in the year-earlier three months.

Operating earnings totaled $117.8 million, $117.0 million, and $117.2 million in the respective quarters, and each was equivalent to $0.27 per diluted share. The differences between the Company’s GAAP and operating earnings in the respective quarters were attributable to after-tax net securities gains of $443,000, $678,000, and $6.0 million, respectively. (2)

Net Interest Income

The Company recorded net interest income of $288.4 million in the current first quarter, reflecting a linked-quarter decrease of $11.8 million and a year-over-year decrease of $14.8 million. The declines were primarily due to the downward repricing of the Company’s interest-earning assets, which outpaced the downward repricing of its deposits and borrowed funds. In addition, prepayment penalty income decreased both year-over-year and linked-quarter, as refinancing activity in the multi-family and commercial real estate markets declined.

Linked-Quarter Comparison

The linked-quarter decline in net interest income was the net effect of an $18.2 million decrease in interest income to $446.6 million and a $6.4 million decrease in interest expense to $158.2 million.

Although the decline in interest income was tempered by a $552.0 million rise in the average balance of interest-earning assets to $35.5 billion, the benefit of this increase was exceeded by the impact of a 28-basis point decline in the average yield to 5.03%.

In the first quarter of 2012, the interest income produced by loans fell $16.1 million to $398.2 million, as the benefit of a $737.1 million increase in the average balance to $30.6 billion was exceeded by the impact of a 34-basis point decline in the average yield to 5.21%. In addition, prepayment penalty income contributed $17.5 million to the interest income on loans in the current first quarter, reflecting an $11.4 million reduction from the trailing-quarter amount. During this time, the interest income produced by securities and money market investments fell $2.1 million to $48.5 million, as a $185.2 million reduction in the average balance to $4.9 billion combined with a two-basis point decline in the average yield to 3.93%.

The linked-quarter reduction in interest expense was the net effect of a $336.6 million rise in the average balance of interest-bearing liabilities to $33.6 billion and a seven-basis point decline in the average cost of funds to 1.89%. During the quarter, the interest expense produced by borrowed funds fell $4.9 million to $122.3 million, while the interest expense produced by interest-bearing deposits fell $1.4 million to $35.9 million. Although the average cost of such funds declined 19 basis points and two basis points, respectively, over the course of the quarter, the average balances of borrowed funds and interest-bearing deposits rose $295.2 million and $41.4 million, respectively, to $13.4 billion and $20.2 billion.

Year-Over-Year Comparison

The year-over-year decline in net interest income was the net effect of a $24.3 million decrease in interest income and a $9.4 million decrease in interest expense.

While the decline in interest income was tempered by a $1.9 billion increase in the average balance of interest-earning assets, the benefit was exceeded by the impact of a 57-basis point reduction in the average yield. The interest income produced by loans fell $17.8 million year-over-year, as the impact of a 63-basis point decline in the average yield on such assets exceeded the benefit of a $2.1 billion increase in the average balance. In addition, prepayment penalty income added $19.6 million to the interest income on loans in the first quarter of 2011, $2.1 million more than the amount that was added in the first quarter of 2012. The interest income produced by securities and money market investments fell $6.5 million, as the average balance of such assets declined $242.0 million and the average yield declined 32 basis points.

The year-over-year reduction in interest expense was the net effect of a $593.2 million increase in the average balance of interest-bearing liabilities and a 17-basis point decline in the average cost of funds. The interest expense generated by borrowed funds fell $3.1 million as the average balance of such funds rose $371.6 million and the average cost fell 23 basis points. Similarly, the interest expense produced by interest-bearing deposits fell $6.3 million as a $221.6 million increase in the average balance combined with a 14-basis points decline in the average cost.

Net Interest Margin

Reflecting the same factors that contributed to the linked-quarter and year-over-year declines in net interest income, the Company's net interest margin was 3.24% in the current first quarter, as compared to 3.45% and 3.58%, respectively, in the trailing and year-earlier three months. Prepayment penalty income contributed 20 basis points to the current first quarter margin, down from 33 and 23 basis points, respectively, in the earlier periods. Excluding prepayment penalty income, the Company's margin declined eight basis points on a linked-quarter basis, and 31 basis points year-over-year, to 3.04%.

Provision for Loan Losses

The provision for losses on non-covered loans declined $5.0 million and $11.0 million, respectively, to $15.0 million, from the levels recorded in the trailing and year-earlier three months.

Non-Interest Income

Non-interest income totaled $62.0 million in the current first quarter, reflecting a linked-quarter increase of $2.2 million and a $3.4 million increase from the year-earlier amount. The Company has four ongoing sources of non-interest income: mortgage banking income, fee income, income from bank-owned life insurance ("BOLI"), and other income, the latter consisting primarily of revenues from the sale of third-party investment products and revenues generated by a New York Community Bank subsidiary, Peter B. Cannell & Co., Inc. Revenues from these ongoing sources totaled $61.3 million in the current first quarter and were up $12.7 million from both the trailing-quarter and year-earlier amounts.

Mortgage banking income accounted for the bulk of these increases, rising $10.5 million and $15.2 million, respectively, to $35.2 million in the first quarter of 2012. Although servicing income declined $5.4 million linked-quarter and $9.0 million year-over-year, the impact on mortgage banking income was more than offset by an increase in income from originations. Largely reflecting the strong volume of one-to-four family loans produced for sale by the Company’s mortgage banking operation, income from originations totaled $40.0 million in the current first quarter, up $15.8 million linked-quarter and $24.3 million year-over-year.

Together, fee income, BOLI income, and other income accounted for $26.1 million of non-interest income in the current first quarter, as compared to $23.9 million and $28.7 million, respectively, in the prior periods. In addition, the Company recorded net securities gains of $718,000 in the current first quarter, in contrast to $1.1 million and $10.0 million, respectively, in the trailing and year-earlier three months.

Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses) and the amortization of core deposit intangibles ("CDI"). In the three months ended March 31, 2012, non-interest expense totaled $150.2 million, up $3.8 million from the trailing-quarter level and $3.5 million from the year-earlier amount.

Operating expenses accounted for $145.0 million of non-interest expense in the current first quarter, reflecting a linked-quarter increase of $4.1 million and a year-over-year increase of $5.7 million. Included in the current first quarter amount were compensation and benefits expense of $73.6 million; occupancy and equipment expense of $21.9 million; and G&A expense of $49.5 million. Compensation and benefits expense was up $2.5 million and $1.5 million, respectively, from the earlier levels, while G&A expense was up $1.2 million and $4.2 million, respectively. The linked-quarter and year-over-year increases in compensation and benefits expense were primarily due to normal salary increases, the distribution of certain stock award grants in connection with the Company's stock incentive plan, and pension-related costs. The linked-quarter increase in G&A expense primarily reflects expenses incurred in the acquisition and management of foreclosed properties; the year-over-year increase also reflects the impact of a change in the calculation of FDIC deposit insurance premiums that took effect on April 1, 2011.

Primarily reflecting the increase in operating expenses, the Company reported an efficiency ratio of 41.39% for the three months ended March 31, 2012.

Income Tax Expense

Income tax expense totaled $67.0 million in the current first quarter, reflecting a linked-quarter increase of $3.7 million and a year-over-year increase of $996,000. While pre-tax income rose $4.3 million to $185.2 million linked-quarter, the year-over-year comparison reflects a $3.9 million decline. In addition, the effective tax rate was 36.2% in the current first quarter, as compared to 35.0% and 34.9%, respectively, in the trailing and year-earlier three months.

About New York Community Bancorp, Inc.

With assets of $43.0 billion at March 31, 2012, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with more than 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with more than 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, April 18, 2012, at 9:30 a.m. (Eastern Time) to discuss its first quarter 2012 performance and strategies. The conference call may be accessed by dialing 800-895-0231 (for domestic calls) or 785-424-1054 (for international calls) and providing the following access code: 1Q12NYCB. A replay will be available approximately two hours following completion of the call through midnight on April 22nd, and may be accessed by calling 800-283-4593 (domestic) or 402-220-0872 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 16, 2012.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, including the deposits we expect to assume from Aurora Bank FSB, pending FDIC approval, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2011, including in the Risk Factors section of that and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

Note: Please see the last page of this release for all footnotes to the text. As further discussed in the footnotes, “operating earnings” and “cash earnings,” “tangible assets” and “average tangible assets,” “tangible stockholders’ equity” and “average tangible stockholders’ equity,” and the related measures are non-GAAP financial measures.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$2,355,784	$2,001,737
Securities:
Available-for-sale	572,738	724,662
Held-to-maturity	4,305,071	3,815,854
Total securities	4,877,809	4,540,516
Loans held for sale	504,351	1,036,918
Non-covered mortgage loans held for investment:
Multi-family	17,769,124	17,432,665
Commercial real estate	7,577,712	6,855,888
Acquisition, development, and construction	441,636	445,387
One-to-four family	116,402	127,361
Total non-covered mortgage loans held for investment	25,904,874	24,861,301
Non-covered other loans held for investment	654,725	671,517
Total non-covered loans held for investment	26,559,599	25,532,818
Less: Allowance for losses on non-covered loans	(136,767)	(137,290)
Non-covered loans held for investment, net	26,422,832	25,395,528
Covered loans	3,643,801	3,753,031
Less: Allowance for losses on covered loans	(33,323)	(33,323)
Covered loans, net	3,610,478	3,719,708
Total loans, net	30,537,661	30,152,154
Federal Home Loan Bank stock, at cost	504,398	490,228
Premises and equipment, net	250,656	250,859
FDIC loss share receivable	658,409	695,179
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	46,508	51,668
Other assets (includes $57,679 and $71,400, respectively, of other real estate owned covered by loss sharing agreements)	1,370,795	1,405,830
Total assets	$43,038,151	$42,024,302

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,875,585	$8,757,198
Savings accounts	4,054,011	3,953,859
Certificates of deposit	7,499,822	7,373,263
Non-interest-bearing accounts	2,511,375	2,189,810
Total deposits	22,940,793	22,274,130
Borrowed funds:
Wholesale borrowings	13,754,849	13,439,193
Junior subordinated debentures	426,982	426,936
Other borrowings	94,293	94,284
Total borrowed funds	14,276,124	13,960,413
Other liabilities	241,293	224,055
Total liabilities	37,458,210	36,458,598
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 439,133,951 and 437,426,665 shares issued, and 439,133,548 and 437,344,796 shares outstanding, respectively)	4,391	4,374
Paid-in capital in excess of par	5,310,591	5,309,269
Retained earnings	333,666	324,967
Treasury stock, at cost (403 and 81,869 shares, respectively)	(5)	(996)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	2,969	1,321
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,604)	(13,627)
Pension and post-retirement obligations, net of tax	(58,067)	(59,604)
Total accumulated other comprehensive loss, net of tax	(68,702)	(71,910)
Total stockholders’ equity	5,579,941	5,565,704
Total liabilities and stockholders’ equity	$43,038,151	$42,024,302

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Interest Income:
Mortgage and other loans	$398,184	$414,303	$415,942
Securities and money market investments	48,454	50,539	54,981
Total interest income	446,638	464,842	470,923

Interest Expense:
NOW and money market accounts	8,733	8,638	11,154
Savings accounts	3,496	3,459	4,127
Certificates of deposit	23,720	25,301	26,974
Borrowed funds	122,275	127,186	125,416
Total interest expense	158,224	164,584	167,671
Net interest income	288,414	300,258	303,252
Provision for losses on non-covered loans	15,000	20,000	26,000
Provision for losses on covered loans	--	12,712	--
Net interest income after provisions for loan losses	273,414	267,546	277,252

Non-Interest Income:
Fee income	9,758	9,288	11,899
Bank-owned life insurance	9,585	7,041	6,889
Net gain on sales of securities	718	1,139	9,992
Mortgage banking income	35,165	24,688	19,938
FDIC indemnification income	--	10,009	--
Other income	6,770	7,593	9,892
Total non-interest income	61,996	59,758	58,610

Non-Interest Expense:
Operating expenses:
Compensation and benefits	73,617	71,160	72,068
Occupancy and equipment	21,884	21,482	21,940
General and administrative	49,517	48,297	45,309
Total operating expenses	145,018	140,939	139,317
Amortization of core deposit intangibles	5,159	5,448	7,385
Total non-interest expense	150,177	146,387	146,702
Income before income taxes	185,233	180,917	189,160
Income tax expense	66,980	63,265	65,984
Net Income	$118,253	$117,652	$123,176

Basic earnings per share	$0.27	$0.27	$0.28
Diluted earnings per share	$0.27	$0.27	$0.28

NEW YORK COMMUNITY BANCORP, INC.

RECONCILIATIONS OF GAAP AND NON-GAAP EARNINGS (OPERATING EARNINGS)

(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that our operating earnings are an important indication of our ability to generate earnings through our fundamental business. Since they exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings, although non-GAAP, provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 follow:

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
(in thousands, except per share data)	2012	2011	2011
GAAP Earnings	$118,253	$117,652	$123,176
Adjustments to GAAP earnings:
Gain on sales of securities	(718)	(1,139)	(9,992)
Income tax effect	275	461	4,016
Operating earnings	$117,810	$116,974	$117,200

Diluted GAAP Earnings per Share	$0.27	$0.27	$ 0.28
Adjustments to diluted GAAP earnings per share:
Gain on sales of securities	--	--	(0.01)
Diluted operating earnings per share	$0.27	$0.27	$ 0.27

NEW YORK COMMUNITY BANCORP, INC.

RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)

(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 12 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011 follow:

(in thousands, except per share data)	For the Three Months Ended
	March 31, 2012	Dec. 31, 2011	March 31, 2011
GAAP Earnings	$118,253	$117,652	$123,176
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock- related benefit plans	5,071	3,950	3,612
Associated tax effects	(354)	161	1,639
Amortization of core deposit intangibles	5,159	5,448	7,385
Total additional contributions to tangible stockholders’ equity (1)	9,876	9,559	12,636
Cash earnings	$128,129	$127,211	$135,812

Diluted GAAP Earnings per Share	$0.27	$0.27	$0.28
Add back:
Amortization and appreciation of shares held in stock- related benefit plans	0.01	0.01	0.01
Associated tax effects	--	--	--
Amortization of core deposit intangibles	0.01	0.01	0.02
Total additions	0.02	0.02	0.03
Diluted cash earnings per share	$0.29	$0.29	$0.31

Cash Earnings Data:
Cash return on average assets	1.23%	1.22%	1.33%
Cash return on average tangible assets (1)	1.30	1.30	1.42
Cash return on average stockholders’ equity	9.27	9.19	9.86
Cash return on average tangible stockholders’ equity (1)	16.85	16.72	18.10
Cash efficiency ratio (2)	39.94	38.05	37.50

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 12 of this release.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.

RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES

(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2012 and December 31, 2011 follow:

	At or for the
	Three Months Ended
	March 31,	Dec. 31,
(in thousands)	2012	2011
Total Stockholders’ Equity	$ 5,579,941	$ 5,565,704
Less: Goodwill	(2,436,131)	(2,436,131)
Core deposit intangibles	(46,508)	(51,668)
Tangible stockholders’ equity	$ 3,097,302	$ 3,077,905

Total Assets	$43,038,151	$42,024,302
Less: Goodwill	(2,436,131)	(2,436,131)
Core deposit intangibles	(46,508)	(51,668)
Tangible assets	$40,555,512	$39,536,503

Tangible Stockholders’ Equity	$3,097,302	$3,077,905
Add back: Accumulated other comprehensive loss, net of tax	68,702	71,910
Adjusted tangible stockholders’ equity	$3,166,004	$3,149,815

Tangible Assets	$40,555,512	$39,536,503
Add back: Accumulated other comprehensive loss, net of tax	68,702	71,910
Adjusted tangible assets	$40,624,214	$39,608,413

Average Stockholders’ Equity	$ 5,528,296	$ 5,535,114
Less: Average goodwill and core deposit intangibles	(2,486,018)	(2,491,327)
Average tangible stockholders’ equity	$ 3,042,278	$ 3,043,787

Average Assets	$41,775,013	$41,683,129
Less: Average goodwill and core deposit intangibles	(2,486,018)	(2,491,327)
Average tangible assets	$39,288,995	$39,191,802

Net Income	$118,253	$117,652
Add back: Amortization of core deposit intangibles, net of tax	3,095	3,269
Adjusted net income	$121,348	$120,921

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended March 31,
2012	2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,595,529	$398,184	5.21%	$28,491,025	$415,942	5.84%
Securities and money market investments	4,934,593	48,454	3.93	5,176,631	54,981	4.25
Total interest-earning assets	35,530,122	446,638	5.03	33,667,656	470,923	5.60
Non-interest-earning assets	6,244,891	7,045,388
Total assets	$41,775,013	$40,713,044
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,800,787	$8,733	0.40%	$8,430,376	$11,154	0.54%
Savings accounts	3,983,234	3,496	0.35	3,910,617	4,127	0.43
Certificates of deposit	7,420,769	23,720	1.29	7,642,160	26,974	1.43
Total interest-bearing deposits	20,204,790	35,949	0.72	19,983,153	42,255	0.86
Borrowed funds	13,419,550	122,275	3.66	13,047,968	125,416	3.89
Total interest-bearing liabilities	33,624,340	158,224	1.89	33,031,121	167,671	2.06
Non-interest-bearing deposits	2,324,849	1,811,249
Other liabilities	297,528	358,704
Total liabilities	36,246,717	35,201,074
Stockholders’ equity	5,528,296	5,511,970
Total liabilities and stockholders’ equity	$41,775,013	$40,713,044
Net interest income/interest rate spread	$288,414	3.14%	$303,252	3.54%
Net interest margin	3.24%	3.58%
Ratio of interest-earning assets to interest- bearing liabilities	1.06	x	1.02	x

Core deposits (1)	$15,108,870	$12,229	0.33%	$14,152,242	$15,281	0.44%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
March 31, 2012	December 31, 2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,595,529	$398,184	5.21%	$29,858,411	$414,303	5.55%
Securities and money market investments	4,934,593	48,454	3.93	5,119,747	50,539	3.95
Total interest-earning assets	35,530,122	446,638	5.03	34,978,158	464,842	5.31
Non-interest-earning assets	6,244,891	6,704,971
Total assets	$41,775,013	$41,683,129
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,800,787	$8,733	0.40%	$8,767,862	$8,638	0.39%
Savings accounts	3,983,234	3,496	0.35	3,931,038	3,459	0.35
Certificates of deposit	7,420,769	23,720	1.29	7,464,519	25,301	1.34
Total interest-bearing deposits	20,204,790	35,949	0.72	20,163,419	37,398	0.74
Borrowed funds	13,419,550	122,275	3.66	13,124,314	127,186	3.85
Total interest-bearing liabilities	33,624,340	158,224	1.89	33,287,733	164,584	1.96
Non-interest-bearing deposits	2,324,849	2,567,934
Other liabilities	297,528	292,348
Total liabilities	36,246,717	36,148,015
Stockholders’ equity	5,528,296	5,535,114
Total liabilities and stockholders’ equity	$41,775,013	$41,683,129
Net interest income/interest rate spread	$288,414	3.14%	$300,258	3.35%
Net interest margin	3.24%	3.45%
Ratio of interest-earning assets to interest- bearing liabilities	1.06	x	1.05	x

Core deposits (1)	$15,108,870	$12,229	0.33%	$15,266,834	$12,097	0.31%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
GAAP EARNINGS DATA:
Net income	$118,253	$117,652	$123,176
Basic earnings per share	$0.27	$0.27	$0.28
Diluted earnings per share	0.27	0.27	0.28
Return on average assets	1.13%	1.13%	1.21%
Return on average tangible assets (1)	1.24	1.23	1.34
Return on average stockholders’ equity	8.56	8.50	8.94
Return on average tangible stockholders’ equity (1)	15.95	15.89	17.01
Efficiency ratio (2)	41.39	39.15	38.50
Operating expenses to average assets	1.39	1.35	1.37
Interest rate spread	3.14	3.35	3.54
Net interest margin	3.24	3.45	3.58
Shares used for basic EPS computation	437,467,859	436,142,347	435,563,415
Shares used for diluted EPS computation	437,473,189	436,145,835	436,413,349

OPERATING EARNINGS DATA: (3)
Operating earnings	$117,810	$116,974	$117,200
Basic operating earnings per share	$0.27	$0.27	$0.27
Diluted operating earnings per share	0.27	0.27	0.27
Return on average assets	1.13%	1.12%	1.15%
Return on average tangible assets (1)	1.23	1.23	1.27
Return on average stockholders’ equity	8.52	8.45	8.51
Return on average tangible stockholders’ equity (1)	15.90	15.80	16.21
Operating efficiency ratio (2)	41.47	39.27	39.59
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.
(2)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of our GAAP and operating earnings on page 10 of this release.
(3)	Operating earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP and operating earnings on page 10 of this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	March 31,	December 31,
	2012	2011
BALANCE SHEET DATA:
Book value per share	$12.71	$12.73
Tangible book value per share (1)	7.05	7.04
Stockholders’ equity to total assets	12.97%	13.24%
Tangible stockholders’ equity to tangible assets (1)	7.64	7.78
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.79	7.95

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	1.01%	1.11%
Non-performing non-covered assets to total assets	0.85	0.98
Allowance for losses on non-covered loans to non-performing non-covered loans	44.68	42.14
Allowance for losses on non-covered loans to total non-covered loans	0.51	0.54
Net charge-offs during the period to average loans outstanding during the period (non-annualized)	0.05	0.07
Net charge-offs during the period to the average allowance for losses on non- covered loans during the period (“allowance utilization ratio”)	11.38	16.06

(1) Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.

Footnotes to the Text
(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP and cash earnings on page 11 of this release.
(2)	Operating earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP and operating earnings on page 10 of this release.
(3)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.
(4)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032